Exhibit 99

Best Buy Reports Third Quarter Results

Comparable Sales Declined 10.4%

GAAP Diluted EPS of $1.22

Non-GAAP Diluted EPS of $1.38

Raises Full-Year Guidance

Resumes Share Repurchases

MINNEAPOLIS, November 22, 2022 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week third quarter ended October 29, 2022 (“Q3 FY23”), as compared to the 13-week third quarter ended October 30, 2021 (“Q3 FY22”).

	Q3 FY23	Q3 FY22
Revenue ($ in millions)
Enterprise	$10,587	$11,910
Domestic segment	$9,800	$10,985
International segment	$787	$925
Enterprise comparable sales % change[1]	(10.4)%	1.6%
Domestic comparable sales % change[1]	(10.5)%	2.0%
Domestic comparable online sales % change[1]	(11.6)%	(10.1)%
International comparable sales % change[1]	(9.3)%	(3.0)%
Operating Income
GAAP operating income as a % of revenue	3.4%	5.6%
Non-GAAP operating income as a % of revenue	3.9%	5.8%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.22	$2.00
Non-GAAP diluted EPS	$1.38	$2.08

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“I am proud of our team’s execution and their relentless focus on providing amazing service to our customers during what is clearly a challenging environment for our industry,” said Corie Barry, Best Buy CEO. “Throughout the quarter, we were committed to balancing our near-term response to current conditions and managing well what is in our control, while also advancing our strategic initiatives and investing in areas important for our long-term growth. As a result, we delivered Q3 results ahead of our expectations coming into the quarter.”

“The holiday shopping season has begun, and now, more than ever, our customers are looking to bring joy back into their celebrations,” continued Barry. “We have strategically and effectively managed our inventory flow based on a shopping pattern that we believe looks more similar to historical holiday periods, with customer shopping activity concentrated on Black Friday week, Cyber Monday and the two weeks leading up to December 25. We are excited about the promotions and values we have planned, including special offers available to Totaltech and MyBestBuy members, and have tailored our offerings to delight our customers, whatever their budget.”

FY23 Financial Guidance

“We are updating our FY23 outlook to flow through our better-than-expected Q3 results while keeping our Q4 expectations unchanged,” said Matt Bilunas, Best Buy CFO. “We now expect comparable sales to decline approximately 10% and our non-GAAP operating income rate2 to be slightly higher than 4.0%.”

Bilunas added, “From a capital allocation perspective, we resumed share repurchases in November after pausing during Q2 and now expect to spend approximately $1 billion in share repurchases this year.”

Merchandise Inventories

At the end of Q3 FY23, merchandise inventories of $7.3 billion declined 14.7% compared to last year. The lower inventory balance was primarily driven by a year-over-year decline in revenue, both in Q3 and in anticipation of the expected decline in Q4. The decline in inventory was also impacted by the timing of inventory receipts, reflecting an earlier build of inventory in the prior year that was driven by a more uncertain supply chain environment and the anticipated phasing of holiday sales.

Domestic Segment Q3 FY23 Results

Domestic Revenue

Domestic revenue of $9.80 billion decreased 10.8% versus last year primarily driven by a comparable sales decline of 10.5%.

From a merchandising perspective, the company had comparable sales declines across almost all categories, with the largest drivers on a weighted basis being computing and home theater.

Domestic online revenue of $3.04 billion decreased 11.6% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 31.0% versus 31.3% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 21.9% versus 23.4% last year. The lower gross profit rate was primarily due to: (1) lower product margin rates, including increased promotions; (2) lower services margin rates, including pressure associated with the Best Buy Totaltech membership offering; and (3) higher supply chain costs. These pressures were partially offset by higher profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.79 billion, or 18.3% of revenue, versus $1.96 billion, or 17.9% of revenue, last year. On a non-GAAP basis, SG&A was $1.77 billion, or 18.1% of revenue, versus $1.94 billion, or 17.6% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to lower incentive compensation and store payroll expense.

International Segment Q3 FY23 Results

International Revenue

International revenue of $787 million decreased 14.9% versus last year. This decrease was primarily driven by a comparable sales decline of 9.3% and the negative impact of approximately 480 basis points from foreign currency exchange rates.

International Gross Profit Rate

International gross profit rate was 23.4% versus 25.0% last year.  The lower gross profit rate was primarily driven by lower product margin rates and higher supply chain costs.

International SG&A

International SG&A was $150 million, or 19.1% of revenue, versus $171 million, or 18.5% of revenue, last year. SG&A decreased primarily due to lower incentive compensation and the favorable impact of foreign currency exchange rates.

Restructuring Charges

The company incurred $26 million of restructuring costs in Q3 FY23, primarily related to employee termination benefits associated with an enterprise-wide restructuring initiative that commenced in Q2 FY23 to better align its spending with critical strategies and operations, as well as to optimize its cost structure. The company currently expects to incur additional charges through the remainder of FY23 for this initiative. Consistent with prior practice, restructuring costs are excluded from the company’s non-GAAP results.

Share Repurchases and Dividends

In Q3 FY23, the company returned a total of $198 million to shareholders through dividends. On a year-to-date basis, the company has returned a total of $1.06 billion to shareholders through dividends of $595 million and share repurchases of $465 million.

Today, the company announced its board of directors has authorized the payment of its regular quarterly cash dividend of $0.88 per common share. The quarterly dividend is payable on January 3, 2023, to shareholders of record as of the close of business on December 13, 2022.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 22, 2022. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income rate, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "estimate," "expect," "guidance," "intend," "outlook," "plan," "project" and other words and terms of similar meaning. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgences and the impact on demand for our products and services; levels of consumer confidence; supply chain issues; any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S.; macroeconomic pressures in the markets in which we operate (including but not limited to the effects of COVID-19, increased levels of inventory loss due to organized crime, petty theft or otherwise, fluctuations in housing prices, energy markets, and jobless rates and those related to the conflict in Ukraine); future outbreaks, catastrophic events, health crises and pandemics; susceptibility of our products to technological advancements, product life cycles and launches; conditions in the industries and categories in which we operate; changes in consumer preferences, spending and debt; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion strategies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our company transformation; our mix of products and services; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties); our reliance on our information technology systems; our dependence on internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including tax statutes and regulations); risks arising from our international activities (including those related to the conflict in Ukraine); failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and general economic uncertainty in key global markets and worsening of global economic conditions or low levels of economic growth. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Nine Months Ended
October 29, 2022		October 30, 2021	October 29, 2022	October 30, 2021
Revenue	$10,587	$11,910	$31,563	$35,396
Cost of sales	8,255	9,108	24,591	27,069
Gross profit	2,332	2,802	6,972	8,327
Gross profit %	22.0%	23.5%	22.1%	23.5%
Selling, general and administrative expenses	1,941	2,133	5,713	6,130
SG&A %	18.3%	17.9%	18.1%	17.3%
Restructuring charges	26	(1)	61	(39)
Operating income	365	670	1,198	2,236
Operating income %	3.4%	5.6%	3.8%	6.3%
Other income (expense):
Investment income and other	4	1	2	7
Interest expense	(10)	(7)	(23)	(19)
Earnings before income tax expense and equity in income (loss) of affiliates	359	664	1,177	2,224
Income tax expense	84	166	252	402
Effective tax rate	23.6%	25.1%	21.4%	18.1%
Equity in income (loss) of affiliates	2	1	(1)	6
Net earnings	$277	$499	$924	$1,828

Basic earnings per share	$1.23	$2.02	$4.09	$7.31
Diluted earnings per share	$1.22	$2.00	$4.07	$7.23

Weighted-average common shares outstanding:
Basic	225.5	246.4	225.9	249.9
Diluted	226.2	249.1	226.9	252.9

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	October 29, 2022	October 30, 2021
Assets
Current assets:
Cash and cash equivalents	$932	$3,465
Receivables, net	1,050	1,016
Merchandise inventories	7,294	8,553
Other current assets	646	486
Total current assets	9,922	13,520
Property and equipment, net	2,373	2,256
Operating lease assets	2,799	2,688
Goodwill	1,383	986
Other assets	544	652
Total assets	$17,021	$20,102

Liabilities and equity
Current liabilities:
Accounts payable	$7,056	$8,405
Unredeemed gift card liabilities	273	306
Deferred revenue	1,080	977
Accrued compensation and related expenses	363	703
Accrued liabilities	744	895
Current portion of operating lease liabilities	638	645
Current portion of long-term debt	16	15
Total current liabilities	10,170	11,946
Long-term operating lease liabilities	2,216	2,102
Long-term liabilities	500	553
Long-term debt	1,142	1,223
Equity	2,993	4,278
Total liabilities and equity	$17,021	$20,102

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Nine Months Ended
	October 29, 2022	October 30, 2021
Operating activities
Net earnings	$924	$1,828
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation and amortization	679	644
Restructuring charges	61	(39)
Stock-based compensation	98	105
Deferred income taxes	10	(16)
Other, net	9	3
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(14)	43
Merchandise inventories	(1,365)	(2,924)
Other assets	(1)	(12)
Accounts payable	224	1,387
Income taxes	28	(172)
Other liabilities	(761)	214
Total cash provided by (used in) operating activities	(108)	1,061

Investing activities
Additions to property and equipment	(696)	(548)
Purchases of investments	(46)	(221)
Sales of investments	5	64
Other, net	1	(2)
Total cash used in investing activities	(736)	(707)

Financing activities
Repurchase of common stock	(465)	(1,728)
Issuance of common stock	15	28
Dividends paid	(595)	(522)
Repayments of debt	(13)	(123)
Other, net	-	(2)
Total cash used in financing activities	(1,058)	(2,347)

Effect of exchange rate changes on cash and cash equivalents	(10)	6
Decrease in cash, cash equivalents and restricted cash	(1,912)	(1,987)
Cash, cash equivalents and restricted cash at beginning of period	3,205	5,625
Cash, cash equivalents and restricted cash at end of period	$1,293	$3,638

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
Domestic Segment Results	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Revenue	$9,800	$10,985	$29,263	$32,837
Comparable sales % change	(10.5)%	2.0%	(10.6)%	18.3%
Comparable online sales % change	(11.6)%	(10.1)%	(13.8)%	(12.5)%
Gross profit	$2,148	$2,571	$6,427	$7,703
Gross profit as a % of revenue	21.9%	23.4%	22.0%	23.5%
SG&A	$1,791	$1,962	$5,264	$5,647
SG&A as a % of revenue	18.3%	17.9%	18.0%	17.2%
Operating income	$332	$609	$1,104	$2,100
Operating income as a % of revenue	3.4%	5.5%	3.8%	6.4%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,148	$2,571	$6,427	$7,703
Gross profit as a % of revenue	21.9%	23.4%	22.0%	23.5%
SG&A	$1,770	$1,937	$5,199	$5,582
SG&A as a % of revenue	18.1%	17.6%	17.8%	17.0%
Operating income	$378	$634	$1,228	$2,121
Operating income as a % of revenue	3.9%	5.8%	4.2%	6.5%

	Three Months Ended		Nine Months Ended
International Segment Results	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Revenue	$787	$925	$2,300	$2,559
Comparable sales % change	(9.3)%	(3.0)%	(5.2)%	7.7%
Gross profit	$184	$231	$545	$624
Gross profit as a % of revenue	23.4%	25.0%	23.7%	24.4%
SG&A	$150	$171	$449	$483
SG&A as a % of revenue	19.1%	18.5%	19.5%	18.9%
Operating income	$33	$61	$94	$136
Operating income as a % of revenue	4.2%	6.6%	4.1%	5.3%

International Segment Non-GAAP Results[1]
Gross profit	$184	$231	$545	$618
Gross profit as a % of revenue	23.4%	25.0%	23.7%	24.2%
SG&A	$150	$171	$449	$483
SG&A as a % of revenue	19.1%	18.5%	19.5%	18.9%
Operating income	$34	$60	$96	$135
Operating income as a % of revenue	4.3%	6.5%	4.2%	5.3%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Computing and Mobile Phones	44%	45%	(11.4)%	(2.4)%
Consumer Electronics	30%	30%	(12.8)%	5.5%
Appliances	15%	15%	(9.6)%	10.9%
Entertainment	5%	5%	(4.6)%	4.1%
Services	5%	5%	(0.9)%	(5.6)%
Other	1%	-%	39.8%	N/A
Total	100%	100%	(10.5)%	2.0%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Computing and Mobile Phones	49%	50%	(9.9)%	(6.7)%
Consumer Electronics	28%	27%	(7.4)%	(0.8)%
Appliances	9%	9%	(10.2)%	(1.8)%
Entertainment	6%	6%	(8.4)%	15.0%
Services	6%	6%	(15.2)%	(2.2)%
Other	2%	2%	3.6%	17.0%
Total	100%	100%	(9.3)%	(3.0)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	October 29, 2022			October 30, 2021
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,791	$150	$1,941	$1,962	$171	$2,133
% of revenue	18.3%	19.1%	18.3%	17.9%	18.5%	17.9%
Intangible asset amortization[1]	(21)	-	(21)	(20)	-	(20)
Acquisition-related transaction costs[2]	-	-	-	(5)	-	(5)
Non-GAAP SG&A	$1,770	$150	$1,920	$1,937	$171	$2,108
% of revenue	18.1%	19.1%	18.1%	17.6%	18.5%	17.7%

Operating income	$332	$33	$365	$609	$61	$670
% of revenue	3.4%	4.2%	3.4%	5.5%	6.6%	5.6%
Intangible asset amortization[1]	21	-	21	20	-	20
Acquisition-related transaction costs[2]	-	-	-	5	-	5
Restructuring charges[3]	25	1	26	-	(1)	(1)
Non-GAAP operating income	$378	$34	$412	$634	$60	$694
% of revenue	3.9%	4.3%	3.9%	5.8%	6.5%	5.8%

Effective tax rate			23.6%			25.1%
Intangible asset amortization[1]			0.1%			(0.1)%
Restructuring charges[3]			0.1%			-%
Non-GAAP effective tax rate			23.8%			25.0%

	Three Months Ended			Three Months Ended
	October 29, 2022			October 30, 2021
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$1.22			$2.00
Intangible asset amortization[1]	$21	$15	0.08	$20	$14	0.06
Acquisition-related transaction costs[2]	-	-	-	5	5	0.02
Restructuring charges[3]	26	19	0.08	(1)	-	-
Non-GAAP diluted EPS			$1.38			$2.08

	Nine Months Ended			Nine Months Ended
	October 29, 2022			October 30, 2021
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$6,427	$545	$6,972	$7,703	$624	$8,327
% of revenue	22.0%	23.7%	22.1%	23.5%	24.4%	23.5%
Restructuring - inventory markdowns[4]	-	-	-	-	(6)	(6)
Non-GAAP gross profit	$6,427	$545	$6,972	$7,703	$618	$8,321
% of revenue	22.0%	23.7%	22.1%	23.5%	24.2%	23.5%

SG&A	$5,264	$449	$5,713	$5,647	$483	$6,130
% of revenue	18.0%	19.5%	18.1%	17.2%	18.9%	17.3%
Intangible asset amortization[1]	(65)	-	(65)	(60)	-	(60)
Acquisition-related transaction costs[2]	-	-	-	(5)	-	(5)
Non-GAAP SG&A	$5,199	$449	$5,648	$5,582	$483	$6,065
% of revenue	17.8%	19.5%	17.9%	17.0%	18.9%	17.1%

Operating income	$1,104	$94	$1,198	$2,100	$136	$2,236
% of revenue	3.8%	4.1%	3.8%	6.4%	5.3%	6.3%
Intangible asset amortization[1]	65	-	65	60	-	60
Acquisition-related transaction costs[2]	-	-	-	5	-	5
Restructuring charges[3]	59	2	61	(44)	5	(39)
Restructuring - inventory markdowns[4]	-	-	-	-	(6)	(6)
Non-GAAP operating income	$1,228	$96	$1,324	$2,121	$135	$2,256
% of revenue	4.2%	4.2%	4.2%	6.5%	5.3%	6.4%

Effective tax rate			21.4%			18.1%
Intangible asset amortization[1]			0.2%			0.1%
Restructuring charges[3]			0.1%			(0.1)%
Non-GAAP effective tax rate			21.7%			18.1%

	Nine Months Ended			Nine Months Ended
	October 29, 2022			October 30, 2021
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$4.07			$7.23
Intangible asset amortization[1]	$65	$49	0.22	$60	$44	0.17
Acquisition-related transaction costs[2]	-	-	-	5	5	0.02
Restructuring charges[3]	61	46	0.20	(39)	(27)	(0.11)
Restructuring - inventory markdowns[4]	-	-	-	(6)	(6)	(0.02)
Non-GAAP diluted EPS			$4.49			$7.29

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Represents charges associated with acquisition-related transaction and due diligence costs, primarily comprised of professional fees.

(3)Represents charges primarily related to employee termination benefits in the Domestic segment associated with an enterprise-wide initiative that commenced in Q2 FY23 to better align the company’s spending with critical strategies and operations, as well as to optimize its cost structure, for the periods ended October 29, 2022. Represents adjustments to previously planned organizational changes and higher-than-expected retention rates in the Domestic segment, and charges and subsequent adjustments associated with the exit from operations in Mexico in the International segment, for the periods ended October 30, 2021.

(4)Represents inventory markdown adjustments recorded within cost of sales associated with the exit from operations in Mexico for the nine months ended October 30, 2021.

(5)The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	October 29, 2022[1]	October 30, 2021[1]
Net earnings	$1,550	$2,644
Total assets	17,005	19,125
ROA	9.1%	13.8%

Non-GAAP Return on Investment ("ROI")	October 29, 2022[1]	October 30, 2021[1]
Numerator
Operating income	$2,001	$3,269
Add: Non-GAAP operating income adjustments[2]	159	148
Add: Operating lease interest[3]	112	108
Less: Income taxes[4]	(557)	(864)
Add: Depreciation	816	775
Add: Operating lease amortization[5]	652	661
Adjusted operating income after tax	$3,183	$4,097

Denominator
Total assets	$17,005	$19,125
Less: Excess cash[6]	(692)	(3,692)
Add: Accumulated depreciation and amortization[7]	5,800	7,090
Less: Adjusted current liabilities[8]	(9,525)	(10,095)
Average invested operating assets	$12,588	$12,428

Non-GAAP ROI	25.3%	33.0%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization, acquisition-related transaction costs and price-fixing settlements. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.